Exhibit 99.1

Contacts:

Timothy R. Oakes, Chief Financial Officer

Barbara Warren-Sica Corporate Communications / Investor Relations

(781) 246-3343

ir@edgewater.com

Edgewater Announces Appointment of Timothy R. Oakes

as Interim Chief Financial Officer

Wakefield, MA, September 4, 2009 – A technology management consulting firm specializing in providing specialty information technology (“IT”) services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, “Edgewater” or the “Company”), announced today the appointment of Timothy R. Oakes as interim Chief Financial Officer (“CFO”).

On August 11, 2009, the Company announced that Kevin R. Rhodes, the Company’s Chief Financial Officer, would be leaving the Company effective September 4, 2009. In connection with Mr. Rhodes departure, the Company’s Board of Directors (the “Board”) has appointed Mr. Oakes as the Company’s Chief Financial Officer, on an interim basis, until such time as the Board makes a permanent CFO appointment.

Shirley Singleton, Edgewater’s Chairman, President and Chief Executive Officer, commented, “We thank Kevin for his contributions to Edgewater.” Ms. Singleton added, “We are fortunate that Tim is able to immediately assume the CFO role and its responsibilities. Tim’s experience and understanding of our operations will enable the Company to move seamlessly through this transition period.”

Mr. Oakes, 41, joined Edgewater in 2004 as the Company’s Director of Finance, before becoming its Vice President of Finance in 2007 and Chief Accounting Officer in July 2008. He has nearly 20 years of financial and operational management experience as well as expertise in budgeting/forecasting, Securities and Exchange Commission reporting and Sarbanes-Oxley compliance. From 2001 to 2004, prior to joining the Company, Mr. Oakes was a Senior Director of Finance at Symmetricom, Inc., a publicly traded company specializing in the manufacture of products associated with the generation, synchronization and distribution of precise time and frequency signals. Prior to Symmetricom, Mr. Oakes held various financial- and accounting-related positions at companies in the biotechnology, manufacturing and consulting services industries. He is a certified public accountant and holds a Bachelor of Science degree in Business Administration from Stonehill College. He began his career in public accountancy working in the Boston office of KPMG, LLP.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

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